Exhibit 10-p-1
TRANSITION AND CONSULTING AGREEMENT
This Transition and Consulting Agreement (this “Agreement”) is dated July 31, 2013, by and between Rockwell Collins, Inc., a Delaware corporation (the “Company”), and Clayton M. Jones (“Mr. Jones”).
WHEREAS, Mr. Jones has advised the Company of his desire to retire as the Company’s Chief Executive Officer, effective as of July 31, 2013 (the “Effective Date”);
WHEREAS, Mr. Jones is currently the Chairman of the Board of Directors of the Company (the “Board”), and from and after the Effective Date, the Board desires to retain the services of Mr. Jones as Non-Executive Chairman of the Board for a period of up to twelve months on the terms and conditions set forth herein; and
WHEREAS, from and after the Chairman Retirement Date (as defined below), the Board desires to retain the services of Mr. Jones as a special consultant to the Company for a period of two years on the terms and conditions set forth herein;
NOW THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I

RETIREMENT AS CHIEF EXECUTIVE OFFICER

Section 1.01 Retirement as Chief Executive Officer. Effective as of the Effective Date, Mr. Jones shall retire as the Company’s Chief Executive Officer and from all positions that Mr. Jones holds as an officer of the Company and from all officer, director and other positions that Mr. Jones holds with any of the Company’s affiliates. Mr. Jones shall remain an employee of the Company and will use the balance of remaining vacation hours earned for the period from the Effective Date through September 20, 2013 (the “Employment Retirement Date”). On the Employment Retirement Date, Mr. Jones shall retire as an employee of the Company. Mr. Jones agrees to execute such documents and take such actions as may be necessary or desirable to further effectuate the foregoing.

ARTICLE II

NON-EXECUTIVE CHAIRMAN

Section 2.01 Term. From and after the Effective Date, Mr. Jones shall serve as Non-Executive Chairman of the Board. The term of Mr. Jones’ service as Non-Executive Chairman of the Board (the “Chairman Term”) shall commence on the Effective Date and shall end on July 31, 2014 (the “Chairman Retirement Date”). Mr. Jones’ retirement as Non-Executive Chairman of the Board shall become effective on the Chairman Retirement Date. Mr. Jones agrees to execute such documents and take such actions as may be necessary or desirable to further effectuate the foregoing.

Section 2.02 Scope of Services and Duties. During the Chairman Term, Mr. Jones agrees to be reasonably available, either in person, by telephone or via electronic mail, to consult, advise and assist in connection with such matters as the Board may reasonably request and as are within his area of expertise and prior experience, including but not limited to: (a) presiding at all meetings of the Board and at the Company’s annual meeting of shareowners; (b) collaboratively with the Company’s Chief Executive Officer and Lead Independent Director, setting the agenda for meetings of the Board; (c) actively leading the Board in providing input and guidance to the setting of Company strategy and direction; (d) playing a role in representing the Company to external stakeholders of the Company; (e) representing the Company in selected interactions with employee groups and industry associations and forums events and at community affairs at the Board’s and/or the Chief Executive Officer’s request; (f) providing advice and counsel to the Chief Executive Officer; (g) providing feedback to the Board on the progress of the development of the Chief Executive Officer; and (h) performing such other duties as may be fixed by the Board from time to time. Mr. Jones agrees to devote such time as is reasonably necessary to effectively assist the Company with regard to these matters, but no more than twenty percent (20%) of such time as Mr. Jones previously devoted to his responsibilities as Chief Executive Officer of the Company.

Section 2.03 Independent Contractor Status. It is the intention of the parties to establish, from and after the Employment Retirement Date through the end of the Chairman Term, an independent contractor relationship and not an employer-employee relationship, partnership, or joint venture. During such period, Mr. Jones shall not be deemed employed by the Company for purposes of any federal or state withholding taxes, and the Company shall not be responsible for or required to withhold any such taxes for or on behalf of Mr. Jones. Unless otherwise specifically agreed upon in writing, Mr. Jones shall not have any authority during the Chairman Term to act as the Company’s agent for any purposes, and shall not have the authority to bind the Company or to otherwise incur any liability or obligation in the name or on behalf of the Company.

Section 2.04 Date of Separation from Service. The parties agree that the services to be provided during the Chairman Term pursuant to this Agreement are distinct from the services Mr. Jones provided as an employee of the Company prior to the Effective Date. Nevertheless, the parties agree that the level of services expected to be provided by Mr. Jones from and after the Employment Retirement Date through the end of the Chairman Term shall not exceed the level of services permitted under Treasury Regulations § 1.409A-1(h)(1)(i) under which Mr. Jones is presumed to have had a “Separation from Service” and shall not affect the date of Mr. Jones’ “Separation from Service” from the Company, as such term is defined in Section 409A of the Internal Revenue Code of 1986, as amended and any regulations and other guidance promulgated thereunder (“Section 409A”). The Employment Retirement Date shall be Mr. Jones’ date of Separation from Service from the Company.

ARTICLE III

CONSULTING SERVICES

Section 3.01 Term. For the two-year period commencing on the Chairman Retirement Date (the “Consulting Term”), Mr. Jones shall serve in the role of a special consultant to the Company.

Section 3.02 Scope of Services and Duties. During the Consulting Term, Mr. Jones agrees to spend sufficient time on Company matters so as to facilitate an orderly transition of responsibilities to the new Chairman of the Board and to be available to attend to Company matters as requested by the Board or the Company’s Chief Executive Officer. Such services shall be performed on mutually agreed upon dates and such consulting services shall not unreasonably interfere with Mr. Jones’ other activities.

Section 3.03 Independent Contractor Status. It is the intention of the parties to establish, during the Consulting Term, an independent contractor relationship and not an employer-employee relationship, partnership, or joint venture. During such period, Mr. Jones shall not be deemed employed by the Company for purposes of any federal or state withholding taxes, and the Company shall not be responsible for or required to withhold any such taxes for or on behalf of Mr. Jones. Unless otherwise specifically agreed upon in writing, Mr. Jones shall not have any authority during the Consulting Term to act as the Company’s agent for any purposes, and shall not have the authority to bind the Company or to otherwise incur any liability or obligation in the name or on behalf of the Company.

ARTICLE IV

COMPENSATION AND BENEFITS

Section 4.01 Compensation and Benefits During the Chairman Term.

(a)As a non-employee member of the Board, from and after the Employment Retirement Date, Mr. Jones shall be entitled to receive the compensation payable to the Company’s non-employee directors, which compensation shall consist of (i) an annual cash retainer fee, subject to a deferral election pursuant to the Company’s Amended and Restated 2006 Long-Term Incentive Plan (the “LTIP”), of $100,000 (or such other amount as is paid to non-employee members of the Board), payable in advance in quarterly installments in October, January, April and July (with the October 2013 payment including payment for the period from the Employment Retirement Date to the date of such payment), and (ii) following the annual meeting of shareowners to be held in 2014, a grant of restricted stock units pursuant to the LTIP with a $110,000 value (or such other amount as is awarded to non-employee members of the Board) as of the date of such meeting. In addition, from and after the Employment Retirement Date through the end of the Chairman Term, Mr. Jones shall receive an additional Non-Executive Chairman retainer, consisting of (i) a cash retainer fee, subject to a deferral election pursuant to the LTIP, of $250,000, payable in equal quarterly installments in October, January, April and July, and (ii) following the annual meeting of shareowners to be held in 2014, a grant of restricted stock units with a $250,000 value as of the date of such meeting.

(b)During the Chairman Term, Mr. Jones shall be entitled to receive prompt reimbursement for all reasonable and necessary expenses incurred by Mr. Jones in performing Non-Executive Chairman services, which shall be reimbursed in accordance with the Company’s policies and procedures for director business expenses.
(c)During the Chairman Term, the Company shall provide Mr. Jones with office space at its Cedar Rapids headquarters, administrative support reasonably required to fulfill his Non-Executive Chairman duties hereunder, a cell phone and a computer, with any charges incurred by Mr. Jones related to such items to be paid or reimbursed by the Company.

(d)In the event that during the Chairman Term, Mr. Jones is required to travel on Company business, he shall be entitled to use the Company’s aircraft.

Section 4.02 Compensation and Benefits During the Consulting Term.

(a)    During the Consulting Term, Mr. Jones shall be entitled to receive an annual consulting fee in the amount of (i) $300,000 for the first year of the Consulting Term, and (ii) $150,000 for the second year of the Consulting Term, in each case payable in equal quarterly installments in October, January, April and July.

(b)     During the Consulting Term, Mr. Jones shall be entitled to receive prompt reimbursement for all reasonable and necessary expenses incurred by Mr. Jones in performing consulting services, which shall be reimbursed in accordance with the Company’s policies and procedures for third party business expenses.

(c)    During the Consulting Term, the Company shall provide Mr. Jones with administrative support reasonably required to fulfill his special consultant duties hereunder.

Section 4.03 Indemnification. To the maximum extent provided by law, the Company shall indemnify and hold Mr. Jones harmless from all claims, actions, damages or losses relating in any way to Mr. Jones’ provision of services hereunder as Non-Executive Chairman and as a special consultant. The benefits provided in this Section 4.03 are in addition to any rights to indemnification and defense, including any right to advancement of legal fees and expenses, as are provided to Mr. Jones pursuant to the Company’s Restated Certificate of Incorporation and By-Laws, and under Delaware General Corporation Law.
ARTICLE V

COVENANTS

Section 5.01 Compliance with Company Policies. Mr. Jones agrees that, during the Chairman Term and the Consulting Term, he will continue to comply with all Company policies to the extent relevant to his activities, including but not limited to:

(a)    the Company’s Standards of Business Conduct; and

(b)    the Company’s policies in respect of trading in the Company’s securities, which, among other things, prohibits trading in the Company’s securities while in possession of material non-public information and requires pre-clearance by the Company’s General Counsel before any director or officer of the Company may conduct any transactions in the Company’s securities. However, following his term as a director of the Company, Mr. Jones will not be required to comply with the General Counsel pre-clearance process applicable to directors and officers of the Company.

Section 5.02 Non-Competition. Mr. Jones agrees that, during the Chairman Term and the Consulting Term (the “Restricted Period”), Mr. Jones will not, either directly or indirectly through another person or entity, for himself or any other person or entity, carry on, own, be engaged in, assist, be employed by, consult for, serve as a director for, or have any financial interest in, any business or enterprise anywhere in the world that is engaged in a Competing Business to any material extent. “Competing Business” means any business (i) that is engaged in by the Company to a material extent at any time during the two (2) year period immediately preceding the Employment Retirement Date or during the Restricted Period or (ii) on which the Company spends substantial time or money during any such period in anticipation of engaging in such business. Notwithstanding the foregoing, an equity investment of not more than one percent (1%) in any company that is publicly traded and whose shares are listed on a national stock exchange will not be prohibited by this Section 5.02. Mr. Jones acknowledges and understands that, due to the nature of the Company's business and its customers and the technological advancements in electronic communications around the world, any geographic restriction of Mr. Jones' obligation under this Section 5.02 would be inappropriate and counter to the protections sought by the Company hereunder.

Section 5.03 Non-Solicitation. Mr. Jones agrees that, during the Restricted Period, Mr. Jones will not, except with the prior written consent of an officer of the Company, either directly or indirectly through another person or entity, for himself or any other person or entity, employ, solicit for employment or consulting services, or otherwise hire or engage, any employee of the Company who is employed by the Company during the Restricted Period or during the six (6) month period prior to the Employment Retirement Date.

Section 5.04 Equitable Relief. Mr. Jones acknowledges and agrees that the remedy at law for his breach of any of the provisions of this Article V will be inadequate, and that the damages flowing from such breach will not be readily susceptible to being measured in monetary terms. Accordingly, upon a violation or threatened violation of any section of this Article V, the Company shall be entitled to immediate injunctive relief (or other equitable relief) without having to demonstrate special or unique damages, and may obtain a temporary order from any court having proper jurisdiction restraining any future or further violation. No bond or other security shall be required in obtaining such equitable relief, and Mr. Jones hereby consents to the issuance of such equitable relief. Mr. Jones shall reimburse the Company for all costs and expenditures, including but not limited to attorneys' fees, incurred by the Company in connection with the enforcement of such sections if a court finds in a final, non-appealable order or judgment that Mr. Jones breached any part of such sections. Nothing in this Section 5.04 shall be deemed to limit the Company's remedies at law or in equity for any breach by Mr. Jones of any section of this Article V.
Section 5.05 Judicial Modification. Mr. Jones acknowledges that it is the intent of the parties hereto that the restrictions contained or referenced in Article V be enforced to the fullest extent permissible under the laws of each jurisdiction in which enforcement is sought. If any restriction contained or referenced in such sections is for any reason held by a court to be excessively broad as to duration, activity, geographical scope, or subject, then such restriction will be construed, judicially modified, or "blue penciled" in such jurisdiction so as to thereafter be limited or reduced to the extent required to be enforceable in such jurisdiction in accordance with applicable law.

ARTICLE VI

MISCELLANEOUS

Section 6.01 Termination of Change of Control Agreement. On the Employee Retirement Date, the Change of Control Agreement between Mr. Jones and the Company dated as of June 30, 2009, shall terminate, and all rights of Mr. Jones thereunder shall be extinguished.

Section 6.02 Binding Effect; Successors.
(a)     This Agreement shall be binding upon and inure to the benefit of the Company and any of its successors or assigns, but the Company may assign this Agreement only: (i) to one of its affiliates, provided the Company guarantees such affiliate’s performance of its obligations under this Agreement; or (ii) pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company; and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.

(b)    This Agreement is personal to Mr. Jones and shall not be assignable by Mr. Jones without the consent of the Company (there being no obligation to give such consent) other than such rights or benefits as are transferred by will, the laws of descent and distribution, or succession.

Section 6.03 Notices. All notices hereunder must be in writing and shall be deemed to have given upon receipt of delivery by: (a) hand (against a receipt therefor); (b) certified or registered mail, postage prepaid, return receipt requested; (c) a nationally-recognized overnight courier service (against a receipt therefor); or (d) e-mail or facsimile transmission with confirmation of receipt. All such notices must be addressed as follows:

If to the Company, to:
Rockwell Collins, Inc.
400 Collins Road NE
Cedar Rapids, IA 52498
Attention: Gary R. Chadick, Esq.
Senior Vice President, General Counsel and Secretary
Fax: (319) 295-3599
E-mail: grchadic@rockwellcollins.com

If to Mr. Jones, to:
Clayton M. Jones
224 Abbotsford Road
Cedar Rapids, IA 52403
Fax: (319) 295-1297
Email: cmjones@rockwellcollins.com

or such other address as to which any party hereto may have notified the other in writing.

Section 6.04 Governing Law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

Section 6.05 Amendment, Waiver. No provision of this Agreement may be modified, amended, or waived except by an instrument in writing signed by both parties.

Section 6.06 Waiver of Breach. The waiver or ratification by either party of a breach of this Agreement shall not be construed as a waiver or ratification of any subsequent breach by either party to this Agreement.

Section 6.07 Remedies Not Exclusive. No remedy specified herein shall be deemed to be such party’s exclusive remedy, and accordingly, in addition to all of the rights and remedies provided for in this Agreement, the parties shall have all other rights and remedies provided to them by applicable law, rule or regulation.

Section 6.08 Company’s Reservation of Rights. Mr. Jones acknowledges and understands that he serves at the pleasure of the Board and the Company’s shareowners, and that the Company’s shareowners have the right to terminate Mr. Jones’ status as a director of the Company pursuant to the Company’s Restated Certificate of Incorporation, and the Board, in its sole discretion, may change or diminish his status, including during the Chairman Term or the Consulting Term, subject to the rights of Mr. Jones to claim the benefits conferred by this Agreement.

Section 6.09 Fiduciary Duties. This Agreement shall not limit in any way Mr. Jones’ fiduciary duties owed to the Company and its shareowners while he remains a director of the Company.

Section 6.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

Section 6.11 Entire Agreement. Except as otherwise noted herein, this Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, if any, between the parties relating to the subject matter hereof.

Section 6.12 Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permitted under applicable law, whether now or hereafter in effect and, therefore, to the extent permitted by applicable law, the parties hereto waive any provision of applicable law that would render any provision of this Agreement invalid or unenforceable. The covenants in this Agreement are severable and separate, including within provisions, subparts, or portions thereof, and the unenforceability of any specific covenant, provision, or subpart in this Agreement is not intended by either party to, and shall not, affect the provisions of any other covenant in this Agreement. If any court determines that the terms and conditions of this Agreement are unreasonable as applied to Mr. Jones, the parties hereto acknowledge their mutual intention and agreement that the offending provision, subparts, or portions therefore be reformed to comply with any applicable law, and the remaining provisions and restrictions be enforced to the fullest extent permitted by law.

Section 6.13 Section 409A. This Agreement is intended to comply with the provisions of Section 409A and, wherever possible, shall be construed and interpreted to ensure that any payments that may be paid, distributed provided, reimbursed, deferred or settled under this Agreement will not be subject to any additional taxation or premium interest under Section 409A. In the event the parties determine that this Agreement or any payment hereunder does not comply with the applicable provisions of Section 409A, the Company and Mr. Jones agree to cooperate to the fullest extent in pursuit of any available corrective relief, as provided under the terms of Internal Revenue Service Notice 2008-113 or any corresponding subsequent guidance, from the Section 409A additional income tax and premium interest. Notwithstanding the foregoing, Mr. Jones acknowledges and agrees that any and all tax liabilities of Mr. Jones arising from the transactions contemplated by this Agreement are his sole responsibility, including, without limitation, any additional taxes and interest due pursuant to Section 409A. No acceleration of payments and benefits provided herein shall be allowed, unless permitted by Section 409A.
[Signatures appear on the following page.]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

ROCKWELL COLLINS, INC.

By:     /s/ Martha L. May
Name: Martha L. May
Title:     Senior Vice President,
Human Resources

/s/ Clayton M. Jones
Clayton M. Jones